Securities and Exchange Commision

100 F Street, N.E.

Washington, D.C. 20549

Re. Interline Resources Corporation

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K/A dated May 5, 2008, of Interline Resources Corporation (the “Registrant”), and we agree with the statements contained under “Changes in Registrants Certifying Accountant” that refer to our firm.  We have no basis to agree or disagree with other statements of the Registrant contained in the Form 8-K/A.

Very truly yours,

/s/ Tanner LC

Salt Lake City, Utah

May 5, 2008